609 Main St Houston, TX 77005 (713) 836-3600 www.kirkland.com	Facsimile: (713) 836-3601

August 8, 2024
Team, Inc.
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
Ladies and Gentlemen:
We are issuing this opinion in our capacity as special legal counsel to Team, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (as amended or supplemented, the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of the offer of an aggregate of up to 375,000 shares (the “Shares”) of common stock, $0.30 par value, of the Company (the “common stock”) that may be issued from time to time pursuant to the Second Amended and Restated 2018 Equity Incentive Plan (as amended from time to time, the “Plan”).
For purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the Registration Statement, (iii) the Plan, and (iv) the Registration Statement and the exhibits thereto.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.
We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares of common stock that the Company is authorized to issue pursuant to its charter exceeds the number of shares of common stock outstanding and the

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Team, Inc. August 8, 2024 Page 2

number of shares of common stock that the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes by at least the number of Shares, and we have assumed that such condition will remain true at all future times relevant to this opinion.
Based upon and subject to the assumptions, qualifications and limitations identified in this opinion, we are of the opinion that the Shares have been duly authorized, and, when issued pursuant to and in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.
Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (the “DGCL”).
For purposes of rendering our opinions expressed above, we have assumed that (i) the Registration Statement remains effective during the offer and issuance of the Shares, (ii) at the time of the issuance and delivery of each Share (x) there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Share and (y) the issuance and delivery of such Share, the terms of such Share and compliance by the Company with the terms of such Share will not violate any applicable law, any agreement or instrument then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.
We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion should the DGCL be changed by legislative action, judicial decision or otherwise after the date hereof.
This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons

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whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP